Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

FOR FURTHER INFORMATION CONTACT:
Timothy Cope — 952-449-7030
FOR IMMEDIATE RELEASE:
March 30, 2011
LAKES ENTERTAINMENT ANNOUNCES
RESULTS FOR FOURTH QUARTER AND FULL YEAR 2010
MINNEAPOLIS — March 30, 2011 — Lakes Entertainment, Inc. (NASDAQ: LACO) today announced results for the three months and twelve months ended January 2, 2011.
Fourth Quarter Results
Net losses for the fourth quarter of 2010 were $28.1 million, compared to $2.4 million in the fourth quarter of 2009. Losses from operations were $39.5 million for the fourth quarter of 2010, compared to $3.2 million for the fourth quarter of 2009. Basic and diluted losses were $1.07 per share for the fourth quarter of 2010 compared to $0.09 per share for the fourth quarter of 2009.
Lakes Entertainment reported fourth quarter 2010 revenues of $4.7 million, compared to 2009 fourth quarter revenues of $5.3 million. This decline was due to the elimination of management fees from the Cimarron Casino project, as a result of the termination of that agreement in May 2010, as well as a decline in management fees associated with the Red Hawk Casino project compared to the fourth quarter of 2009. The decline was partially offset by an increase in management fees earned from the Four Winds Casino Resort during the fourth quarter of 2010 compared to the prior-year period.
For the fourth quarter of 2010, Lakes’ selling, general and administrative expenses were $2.3 million compared to $2.9 million in the fourth quarter of 2009. Selling, general and administrative expenses consisted primarily of payroll and related expenses, travel expenses and professional fees. Decreases in each of these categories resulted in the $0.6 million decline in selling, general and administrative expenses during the fourth quarter of 2010, compared to the fourth quarter of 2009.
Lakes concluded that the notes receivable from the Shingle Springs Tribal Gaming Authority were impaired as of January 2, 2011, resulting in an impairment charge on notes receivable of $21.0 million during the fourth quarter of 2010. Lakes does not currently estimate that these amounts will be repaid within the contract terms due to the continued harsh economic climate in northern California and increased competition from a neighboring casino expansion in the Red Hawk market which have negatively impacted cash flows for the property. There were no impairment charges on notes receivable during the fourth quarter of 2009.
Lakes recognized other non-cash impairment losses of $18.8 million during the fourth quarter of 2010 and $1.3 million during the fourth quarter of 2009. The fourth quarter 2010 impairment losses included $16.7 million related to intangible assets associated with the Shingle Springs project. These intangible assets were impaired because their carrying value exceeded estimated future cash flows. Also included were impairments related to land held for development during the fourth quarters of 2010 and 2009 of $1.6 million and $0.5 million, respectively, related to the continued uncertainty surrounding the development of the Vicksburg project in Mississippi. Fourth quarter impairment losses of $0.5 million in 2010 and $0.8 million in 2009, related to continued uncertainty surrounding the completion of the project with the Jamul Indian Village near San Diego, California (“Jamul”).
Amortization of intangible assets related to the operating casinos was $2.8 million for the fourth quarter of 2010 and for the fourth quarter of 2009.
Net unrealized gains and losses on notes receivable relate to the Company’s notes receivable from Indian tribes relating to casino projects that are not yet open, which are adjusted to estimated fair value based upon the current status of such projects and evolving market conditions. In the fourth quarter of 2010, net unrealized gains on notes receivable were $0.8 million, compared to net unrealized losses of $1.4 million in the prior year period. The net unrealized gains in the fourth quarter of 2010 consisted of gains related to the Jamul project due primarily to improvements in the credit markets. The net unrealized losses in the fourth quarter of 2009 were primarily related to the Jamul project because of further delays in the expected opening date of this project.
Other income (expense), net for the fourth quarter of 2010 decreased to $1.0 million from $2.2 million for the fourth quarter of 2009.
The income tax benefit for the fourth quarter of 2010 was $10.4 million compared to a provision of $1.5 million for the fourth quarter of 2009. On March 17, 2011, Lakes and the Louisiana Department of Revenue entered into a Settlement Agreement whereby Lakes agreed to pay the Louisiana Department of Revenue $9.0 million in full and final payment related to a tax litigation matter. In return, the Louisiana Department of Revenue agreed to dismiss the suit and discharge Lakes from all proceedings and liabilities relating to this matter. The current-period tax benefit consists primarily of an $8.5 million tax benefit related to the adjustment to reduce the liability previously recorded for this matter to the $9.0 million settlement amount.
Twelve Month 2010 Results
Net losses for the twelve months ended January 2, 2011 were $13.8 million, compared to net earnings of $3.7 million for the twelve months ended January 3, 2010. Losses from operations were $40.8 million for 2010, compared to $1.0 million for 2009. Basic and diluted losses were $0.52 per share for the twelve months ended January 2, 2011 compared to earnings per share of $0.14 for the twelve months ended January 3, 2010.
Lakes Entertainment reported revenues of $24.6 million for the twelve months ended January 2, 2011, compared to prior-year year revenues of $26.2 million. This decrease was primarily due to a reduction in management fees earned from the Cimarron Casino project, as a result of the termination of that agreement in May 2010, as well as a decrease in management fees earned from the Red Hawk Casino. Partially offsetting the decline was an increase in management fees earned in 2010 from the Four Winds Casino Resort.
During 2010, Lakes’ selling, general and administrative expenses were $11.8 million compared to $14.2 million during 2009. Selling, general and administrative expenses consisted primarily of payroll and related expenses, travel expenses and professional fees, all of which decreased compared to the prior year.
Lakes concluded that the notes receivable from the Shingle Springs Tribal Gaming Authority were impaired as of January 2, 2011 resulting in an impairment charge on notes receivable of $21.0 million during 2010. Lakes does not currently estimate that these amounts will be repaid within the contract term due to the continued harsh economic climate in northern California and increased competition from a neighboring casino expansion in the Red Hawk market which have negatively impacted cash flows for the property. There were no Impairment charges on notes receivable during 2009.
Lakes recognized other non-cash impairment losses of $22.8 million and $4.2 million, during the twelve months ended January 2, 2011 and the twelve months ended January 3, 2010, respectively. The current-year impairment losses included $16.7 million related to the intangible assets associated with the Shingle Springs project. These intangible assets were impaired because their carrying value exceeded expected future cash flows. Also contributing to the current-year impairments were losses of $2.0 million related to the termination of the agreements with the Iowa Tribe of Oklahoma as well as losses of $2.5 million related to the continued uncertainty surrounding the completion of the Jamul project. Also included were impairments related to land held for development during 2010 and 2009 of $1.6 million and $0.5 million, respectively, related to the continued uncertainty surrounding the development of the Vicksburg project in Mississippi. The remaining prior year period losses were due primarily to the continued uncertainty surrounding the completion of the Jamul project.
Amortization of intangible assets related to the operating casinos was $11.1 million for 2010 compared to $10.4 million for 2009.

For 2010, net unrealized gains on notes receivable were $1.6 million, compared to $1.9 million in the prior year. The net unrealized gains in the current year consisted of gains related to the Iowa Tribe of $0.9 million which resulted from the previously announced termination agreement with the Iowa Tribe in May 2010 and net gains of $0.7 million related to the Jamul project due primarily to improvements in the credit markets. The net unrealized gains in the prior year period were related to the Jamul project due primarily to improvements in the credit markets during that period which were partially offset by losses related to further delays in the expected opening date of this project.
Other income (expense), net for 2010 was $28.1 million compared to $6.1 million for 2009. During the third quarter of 2010, Lakes entered into a termination agreement with Penn Ventures, LLC and received $25 million in exchange for the Company’s interest in two potential casinos in Ohio. As a result, other income (expense), net for 2010 includes a gain of $23.1 million related to this agreement.
The income tax provision for 2010 was $1.2 million compared to $1.4 million for 2009. The current-year provision primarily consists of changes in valuation allowance of $10.8 million and $1.1 million related to state taxes, partially offset by $8.5 million of tax benefit for the reduction of the liability related to the ongoing tax litigation matter with the State of Louisiana discussed above, and current tax benefit of $2.2 million. In fiscal 2009, the provision consisted primarily of changes in the valuation allowance for deferred tax assets.
     Tim Cope, President and Chief Financial Officer of Lakes stated, “While we have concluded that it is probable that substantial amounts due from the Shingle Springs Tribe will not be repaid within the contract term, the Shingle Springs Tribe will remain legally obligated to repay any remaining amounts due to Lakes subsequent to the conclusion of the contract. The general overall economy in northern California continues to be one of the worst in the country and the Red Hawk Casino continues to feel its effects. Red Hawk however, is taking proactive steps to improve the casino’s performance by implementing a variety of new marketing initiatives. Feedback from extensive guest research has enabled the property to offer a new variety of liberal slot and table game products and increase player rewards, as well as continue to emphasize quality dining with exceptional new value menus. The renewed emphasis at Red Hawk is clearly on providing great guest service, a great gamble and superior food offerings in an overall fun and exciting atmosphere. Recent trends indicate that guests are responding favorably to these initiatives and 2011 operating results are showing improvements compared to the fourth quarter. We are committed to achieving consistently strong operating results at this property while focusing on guest loyalty, trip frequency and employee pride and we are working closely with the Shingle Springs Tribal Gaming Authority to ensure that this property is operated as efficiently as possible for the benefit of the Shingle Springs Tribe and Lakes.” Mr. Cope continued, “We are pleased with the Settlement Agreement reached between Lakes and the State of Louisiana regarding the tax litigation matter which allowed us to reduce our recorded liability related to this matter and remove the uncertainty that had existed relating to this issue.”
Further commenting, Lyle Berman, Chief Executive Officer of Lakes, stated, “We continue to have a balance sheet with no debt, which provides us flexibility when considering potential new business opportunities. Our cash position is strong and we continue to move forward with our investment in Rock Ohio Ventures, LLC and its proposed casino developments in Cincinnati and Cleveland. Since the end of 2010 we have invested an additional $6.0 million in these projects and we look forward to making further investments as development progresses. We also continue to evaluate other projects which we believe will add value to our company.”

About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management or financing agreements with three separate Tribes for casino operations in Michigan, and California, for a total of three separate casino sites. Lakes is currently managing the Four Winds Casino Resort for the Pokagon Band of Potawatomi Indians and the Red Hawk Casino for the Shingle Springs Band of Miwok Indians. Lakes is also involved in other business activities, including the development of new table games for licensing to Tribal and non-Tribal casinos.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for potential future financing to meet Lakes’ development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; and reliance on Lakes’ management. For more information, review the company’s filings with the Securities and Exchange Commission.
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LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	January 2, 2011	January 3, 2010

	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$45,233	$3,751
Accounts receivable	1,696	1,457
Current portion of notes receivable from Indian casino projects	2,405	6,671
Investment securities, including rights	—	24,317
Other	1,983	2,478

Total current assets	51,317	38,674

Property and equipment, net	5,103	5,334

Long-term assets related to Indian casino projects:
Notes receivable, net of current portion and allowance	30,857	46,100
Notes receivable at fair value	11,129	13,254
Intangible assets	15,873	45,064
Other	6,490	6,137

Total long-term assets related to Indian casino projects	64,349	110,555

Other assets:
Investment in unconsolidated investees	2,367	12,441
Land held for development	3,470	4,900
Deferred taxes and other	40	1,833

Total other assets	5,877	19,174

Total assets	$126,646	$173,737

Liabilities and shareholders’ equity
Current liabilities:
Line of credit payable	$—	$16,346
Non-revolving line of credit payable	—	2,000
Current portion of contract acquisition costs payable	1,326	2,232
Income taxes payable	7,822	17,069
Other	1,683	2,454

Total current liabilities	10,831	40,101

Long-term contract acquisition costs payable, net of current portion	5,830	10,197

Total liabilities	16,661	50,298

Total shareholders’ equity	109,985	123,439

Total liabilities and shareholders’ equity	$126,646	$173,737

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Loss)

	Three months ended		Twelve months ended
	January 2, 2011	January 3, 2010	January 2, 2011	January 3, 2010
	(In thousands, except per share data)
Revenues:
Management fees	$4,654	$5,245	$24,530	$26,161
License fees	20	16	72	59

Total revenues	4,674	5,261	24,602	26,220

Costs and expenses:
Selling, general and administrative	2,341	2,915	11,766	14,232
Impairment charge on notes receivable	20,975	—	20,975	—
Impairment losses — other	18,832	1,289	22,834	4,166
Amortization of intangible assets related to operating casinos	2,784	2,787	11,139	10,417
Depreciation	64	68	260	279

Total costs and expenses	44,996	7,059	66,974	29,094

Net unrealized gains (losses) on notes receivable	836	(1,372)	1,598	1,875

Loss from operations	(39,486)	(3,170)	(40,774)	(999)

Other income (expense):
Gain on divestiture of cost method investment	—	—	23,100	—
Interest income	1,271	2,749	7,047	8,033
Interest expense	(329)	(322)	(2,007)	(2,014)
Equity in loss of unconsolidated investees	—	(231)	(64)	(248)
Other	36	—	16	351

Total other income (expense), net	978	2,196	28,092	6,122

Earnings (loss) before income taxes (benefit)	(38,508)	(974)	(12,682)	5,123
Income taxes (benefit)	(10,394)	1,456	1,154	1,420

Net earnings (loss)	$(28,114)	$(2,430)	$(13,836)	$3,703

Earnings (loss) per share — basic & diluted	$(1.07)	$(0.09)	$(0.52)	$0.14

Weighted-average common shares outstanding — basic	26,369	26,328	26,370	26,327

Dilutive effect of common stock equivalents	—	—	—	84

Weighted-average common shares outstanding — diluted	26,369	26,328	26,370	26,411